EXHIBIT 16.1

July 23, 2012


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Empire Global Corp. dated July 23, 2012, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Empire Global Corp. contained therein.


/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP